                 EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into on this 2 day of February, 1998, but effective as of the 15th day of December, 1996 (the "Effective Date"), by and between GREENTREE SOFTWARE, INC., a New York corporation with its principal business office in the State of Minnesota (hereinafter the "Company"); and JOSEPH D. MOONEY, SR., a Minnesota resident (hereinafter "Executive").

                          INTRODUCTION

     A. Beginning in 1996, Executive was engaged as a consultant to the Company and hereby acknowledges that he has received all compensation due him for such consulting services. From and after the Effective Date, Executive has been and is presently employed by the Company in the capacity of Chief Executive Officer and serves as Chairman of its Board.

     B. Executive possesses certain unique skills, talents, contacts, judgment and knowledge of the Company business, strategies, ethics and objectives.

     C. In order to provide for continuity in the executive management of the Company, which continuity is deemed to be vital to the continued growth and success of the Company; and in order that the Company may continue to avail itself of the unique skills, talents, contacts, judgment and knowledge of Executive, the Company desires to ensure the retention of Executive in the employ of the Company and to obtain his promises not to harm the Company, as set forth in Article 7.

     D. Executive desires to be assured of a secure tenure with the Company; duties and responsibilities commensurate with Executive's education, experience and background; and salary, bonus, incentive compensation, Company stock options and other benefits and perquisites at levels that reflect Executive's past contributions and anticipated future contributions to the Company.

     E. Section 3.7 describes the Deferred Employment Bonus that the Company previously promised to pay Executive, states the portion thereof paid through the date of execution of this Agreement and confirms the Company's obligation to pay the balance thereof.

     F. Articles 5 and 6 describes the severance compensation that the Company intends to pay to the Executive if his employment with the Company terminates under certain circumstances described therein, including without limitation his employment in connection with a Change in Control (as defined below).

                           AGREEMENT

     NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the parties' mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

                           ARTICLE 1
                          DEFINITIONS

     Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below; unless the context clearly requires otherwise.

     1.1 "Agreement" means this Executive Employment Agreement, as from time to time amended.

     1.2 "Base Salary" means the total annual cash compensation payable to Executive on a regular periodic basis under Section 3.1, without regard to any voluntary salary deferrals or reductions to fund employee benefits.

     1.3 "Beneficiary" means the person or persons designated in writing to the Company by Executive to receive benefits payable after Executive's death pursuant to Sections 3.7 or 3.8. In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive's estate.

     1.4  "Board" means the Board of Directors of the Company.

     1.5  "Cause" has the meaning set forth in Section 5.2.

     1.6  "Change in Control" has the meaning set forth in Section 6.1.

     1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended (or any successor thereto); and any Treasury Regulations issued thereunder.

     1.8 "Company" means all of the following, jointly and severally: (a) Greentree Software, Inc., (b) any Subsidiary thereof and (c) any Successor thereto.

     1.9  "Company Stock" means the voting common stock of the Company.

     1.10 "Confidential Information" means information that is proprietary to the Company or proprietary to others and entrusted to the Company; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to the Company's business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products. Confidential Information also includes, without limitation, information concerning the Company's research, development, purchasing, accounting, marketing, selling and services. All information that Executive has a reasonable basis to consider as confidential shall be Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of the Company.

     1.11 "Date of Termination" has the meaning set forth in Section 5.6(b).

     1.12 "Deferred Employment Bonus" has the meaning set forth in Section
3.7.

     1.13 "Disability" means the unwillingness or inability of Executive to perform the essential functions of his position (with or without reasonable accommodation) under this Agreement for a period of eighteen (18) consecutive months because of his incapacity due to physical or mental illness, bodily injury or disease, if within thirty (30) days after Notice of Termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive's duties; provided, however, that if Executive (or his legal representative, if applicable) does not agree with a determination to terminate his employment hereunder because of Disability, the question of Executive's Disability shall be subject to the certification of a qualified medical doctor mutually agreed to by the Company and Executive (or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative). In the absence of such agreement, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.
The decision of the designated physician shall be binding upon the parties hereto.

     1.14 "Executive" means Joseph D. Mooney.

     1.15 "Good Reason" has the meaning set forth in Section 5.3.

     1.16 "Notice of Termination" has the meaning set forth in Section 5.6(a).

     1.17 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended (or any successor provision).

     1.18 "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company; to which the Company is a party or under which employees of the Company are covered, including, without limitation, (a) any stock option, restricted stock or any other equity-based compensation plan; (b) any annual or long-term incentive (bonus) plan; (c) any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

     1.19 "Subsidiary" means any corporation or other business entity that is controlled by the Company.

     1.20 "Successor" has the meaning set forth in Section 8.2(a).

     1.21 "Term" means the term of of this Agreement and the employment of Executive under this Agreement, as described in Section 2.3.

                           ARTICLE 2
                  EMPLOYMENT, DUTIES AND TERM

     2.1 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment as Chief Executive Officer; and shall serve as Chairman of the Board. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive's employment by the Company.

     2.2 DUTIES. During the Term, and excluding any periods of vacation, sick, Disability or other leave to which Executive is entitled, Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company's bylaws, as amended from time to time to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

     During the Term, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company. Executive shall comply with the Company's policies and procedures; provided, however, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

     2.3 TERM. Subject to the termination provisions of Article 5, the original Term of this Agreement and the employment of Executive under this Agreement shall be a five (5) year period commencing on the Effective Date; and such Term shall be automatically renewed and such employment continued for additional successive one (1) year periods unless terminated by either party as provided herein.

     2.4 CERTAIN PROPRIETARY INFORMATION. If Executive possesses any proprietary information of another person or entity as a result of any prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

     2.5 OWNERSHIP OF COMPANY PROPERTY. Executive agrees that all property in Executive's possession belonging to Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating, such property. Executive shall return to the Company all such documents and property immediately upon termination of his Company employment or at such earlier time as the Company may reasonably request.

                           ARTICLE 3
              COMPENSATION, BENEFITS AND EXPENSES

     3.1 BASE SALARY. Subject to Section 5.7(a), during the Term and for as long thereafter as may be required by Articles 5 and 6, the Company shall pay Executive a Base Salary at an annual rate that is not less than Two Hundred Thousand Dollars ($200,000.00) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices. If Executive's Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and for as long thereafter as may be required by Articles 5 and 6, subject to any subsequent increases.

     3.2 OTHER COMPENSATION AND BENEFITS.    During the Term and for as long
thereafter as may be required by Articles 5 and 6:

          (a) the Company shall continue in full force and effect all Plans in which Executive is participating as of the Effective Date or in which Executive becomes entitled to participate after the Effective Date (or Plans providing Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan accordance with its terms as in effect as of the Effective Date or the date as of which Executive first becomes entitled to participate in such Plan, as the case may be; and

          (b) the Company shall not take or omit to take any action that would adversely affect Executive's continued participation in any such Plan on at least as favorable a basis to Executive as is the case on the Effective Date or the date as of which Executive first becomes entitled to participate in such Plan, as the case may be; or that would materially reduce Executive's benefits in the future under any such Plan or deprive Executive of any material benefit enjoyed by Executive as of the Effective Date or the date as of which Executive first becomes entitled to participate in such Plan, as the case may be; provided, however, that

          (c) the Company may in its sole discretion amend or terminate any Plan that provides benefits generally to employees in addition to its executive officers and, if it does so in a way that has a materially adverse effect on Executive, the Company shall provide Executive with a separate benefit arrangement that substantially maintains for him the benefits otherwise reduced or eliminated by such amendment or termination, to the extent permitted by applicable law and insurance underwriting practices.

     Executive shall also be entitled to participate in or receive benefits under any Plan made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such Plans and the preceding provisions of this Section 3.2. Nothing paid to Executive under any Plan presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary, bonuses, incentives or compensation of any other nature otherwise payable to Executive.

     3.3 VACATION. For the 1997 calendar year and each subsequent calendar year that begins during the Term, and for each calendar year thereafter as may be required pursuant to Articles 5 and 6, Executive shall be entitled to at least twenty (20) paid vacation days, pro-rated for any partial calendar year. The time or times at which such vacation days are to be taken shall be reasonably determined by Executive consistent with Executive's duties and obligations under this Agreement. Any such vacation days that are unused at the end of any calendar year may be carried over and used in a subsequent calendar year, in addition to the vacation days earned in such subsequent year; provided, however, that if the number of such unused vacation days exceeds forty (40) days at the end of any calendar year, such excess vacation days shall be forfeited. The value of any accrued vacation days that remain unused upon Executive's Date of Termination shall be payable by the Company to him in cash pursuant to Articles 5 and 6.

     3.4 BUSINESS EXPENSES AND INDEMNIFICATION. During the Term and as for as long thereafter as may be required by Articles 5 and 6, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, pay or reimburse all ordinary and necessary business expenses incurred by Executive in performing Executive's duties as an executive officer and director of the Company, including without limitation all travel and living expenses while away from home on business in the service of the Company, home telephone expenses, social and civic club membership and participation expenses and entertainment expenses; provided, however, that Executive accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company. To facilitate payment of such expenses, Executive shall be furnished with the use of a corporate credit card.

     The Company shall pay Executive's reasonable attorneys' fees and expenses incurred in connection with drafting and negotiating this Agreement.

     To the fullest extent permitted by applicable law, Executive shall have no personal liability to the Corporation or its shareholders for any breach of fiduciary duty or other duties as an officer, employee or director of the Company. The Company shall defend and indemnify Executive, to the fullest extent permitted by applicable law, against any claim, damages, loss, costs or expenses (including fees of experts and attorneys employed by him) resulting from any alleged breach of duty.

      3.5 AUTOMOBILE ALLOWANCE. During the Term and for as long thereafter as may be required by Articles 5 and 6, the Company shall pay Executive a cash automobile allowance equal to Six Hundred Fifty Dollars ($650.00) monthly, payable in the same manner as his Base Salary.

     3.6 OFFICE AND FACILITIES. During the Term, the Company shall furnish Executive with (a) office space at least equivalent in size, quality, furnishings and in other respects to the office space provided him as of the Effective Date; and (b) full-time secretarial service, together with such other reasonable facilities and services as are suitable, necessary and appropriate for his position.

     3.7 DEFERRED EMPLOYMENT BONUS. To induce Executive to commence employment with the Company before this Agreement was executed, the Company promised to pay him a deferred employment bonus equal to One Hundred Seventy-five Thousand Dollars ($175,000.00), either in cash or in the form of Company Stock, whichever he elects after the Company notifies him from time to time of the current value of Company Stock that may be used in payment of such bonus (the "Deferred Employment Bonus"). Executive and the Company hereby acknowledge that the Company has paid (and Executive has accepted) $66,000 of such bonus in the form of 20,000 shares of Common Stock issued to him in 1997, reducing the unpaid balance of the Deferred Employment Bonus to $109,000. The Company hereby confirms that its obligation to pay such unpaid balance of the Deferred Employment Bonus remains in effect, is not subject to any risk of forfeiture by Executive and shall be performed as follows.

     The balance of the Deferred Employment Bonus remaining unpaid from time to time shall be payable in periodic installments of at least $50,000 each, without interest, at such times as the Board determines in good faith that the Company has that amount of cash available to pay an installment thereof; and the entire unpaid balance shall be payable in cash upon the earliest of
(a) the second anniversary of the Effective Date, (b) the end of the Term,
(c) the occurrence of any Change in Control, or (d) any earlier payment date that may be required by Article 5 or Article 6; provided, however, that Executive shall retain the right to request that any such payment be made in the form of Common Stock, if he accepts the current valuation of Common Stock determined by the Board for such payment.

     3.8 FACILITATOR'S FEE ON SALE. In the event that, at any time during the Term or within one (1) year after Executive's Date of Termination, a majority of the Company Stock or substantially all of its assets is sold or exchanged in any transaction that results in the receipt, by those Company shareholders who sell or exchange their Company Stock in (or as a result of) that transaction, of consideration valued at an amount per share of Company Stock transferred by them that is equal to or greater than the average closing price of the Company Stock traded in the public market during the period of twenty (20) consecutive trading days ended on the trading day immediately preceding the closing date of such transaction (if no Company Stock is traded on any trading day in such 20-day period, the closing price per share for that day shall be deemed to be the closing price per share on the last day on which Company Stock was traded), then Executive shall be entitled to receive a facilitator's fee in an amount equal to the excess of
(a) two percent (2%) of the gross amount of such consideration, over (b) One Hundred Seventy-five Thousand Dollars ($175,000.00); and such fee shall be payable by the Company upon the closing of such transaction, in addition to any amounts due Executive under Articles 3, 4, 5 and 6 (as a result of that transaction or otherwise).

     3.9 LIMITATION ON RIGHT TO DEFERRED COMPENSATION. The rights of Executive, or his beneficiaries or estate, to the unpaid portion of his Deferred Employment Bonus or any other unpaid deferred compensation under this Agreement shall be solely those of an unsecured creditor of the Company. Neither Executive nor any of his beneficiaries or estate shall be entitled to assign or transfer (except to the Company) any right to receive any part of his unpaid Deferred Employment Bonus or any other deferred compensation amounts hereunder and, in the event of any attempt to assign or transfer any of such amounts, the Company shall have no further liability hereunder for such amounts.

                           ARTICLE 4
                         STOCK OPTIONS

     4.1 OPTION GRANTS. Subject to the terms and conditions of this Agreement, the Company hereby irrevocably grants to Executive the following rights and options (the "Options") to purchase all or any part of the aggregate number of shares of Company Stock of the Company set forth in the following table, opposite the date each such grant became effective (each of such numbers being subject to adjustment as provided in Section 4.8, and each of such Options being hereinafter referred to as the First Option or Second Option, as applicable):


 Designation of Option          Effective Date of Option Grant    Number of Shares
 ---------------------          ------------------------------    ----------------
First Option                         August 7, 1997                        166,666

Second Option                   Execution Date of this Agreement           200,000

Total Option Shares                                                        366,666

     4.2 PURCHASE PRICES. The purchase price of the shares of Common Stock covered by the First Option shall be One Dollar and Thirteen Cents ($1.13) per share.

     The purchase price of the shares of Common Stock covered by the Second Option shall be One Dollar ($1.00) per share.

     4.3 VESTING OF OPTIONS. Executive's right to exercise any or all of the Options is entirely vested and may be exercised as provided in this Agreement, at any time before such Option expires pursuant to this Agreement.

     4.4 EXPIRATION OF OPTIONS. Except as otherwise provided in this Agreement, each of the Options shall be exercisable for five (5) years from the effective date of its grant as stated in the table set forth in Section 4.1; provided, however, that in the event that Executive ceases to be employed by the Company, for any reason or no reason, with or without Cause, Executive or his legal representative shall have no more than twelve (12) months from his Date of Termination to exercise any of the Options pursuant to Section
4.3 of this Agreement. Each of the Options shall terminate and become null and void upon the expiration of such 12-month period or, if earlier, upon the expiration date of such Option, which shall be the last day of such 5-year period.

     4.5 MANNER OF EXERCISE. Each of the Options may be exercised, in whole or in part, by giving written notice to the Company, specifying the Option to be exercised and the number of shares of Common Stock to be purchased, and accompanied by the full purchase price for such shares. The purchase price shall be payable in United States dollars upon exercise of the Option and may be paid in any of the following ways:

          (a)  by delivery of cash, uncertified or certified check, bank draft;

          (b) by a written offer to release the Company from its obligation to pay Executive (or, if he has died, the Option holder) a specified amount and type of unpaid cash compensation earned by Executive and otherwise payable as of the date of such exercise, that is equal to the purchase price, except that such offer shall not include any amount of such compensation that must be withheld by the Company to cover withholding taxes required by applicable law, pursuant to Section 4.10 or otherwise;

          (c) by delivery of shares of Common Stock in payment of all or any part of the purchase price, which shares shall be valued for this purpose at the Fair Market Value (as determined under Section 4.11) as of the date such Option is exercised; or

          (d) by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the Option, shares of Common Stock, in payment of all or any part of the purchase price, which shares shall be valued for this purpose at their then Fair Market Value or in such other manner as may be authorized from time to time by the Company.

     4.6 RIGHTS AS OPTION HOLDER. Executive, as holder of any of the Options, shall not have any of the rights of a shareholder with respect to the shares covered by such Option, except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of all or any part of such Option.

     4.7 LIMITATIONS ON OPTION TRANSFERABILITY. None of the Options shall be transferable otherwise than by will, other testamentary instrument or the laws of descent and distribution; and each Option may be exercised, during the lifetime of Executive, only by Executive; provided, however, that during
his lifetime Executive may assign any or all of the Options as follows:   (a)
to his spouse or one or more of his children or other descendants (or any combination thereof); or (b) any trust for the primary benefit of Executive or any of the foregoing individuals. More particularly (but without limiting the generality of the foregoing), except as permitted by the preceding sentence, none of the Options may be assigned, transferred (except as provided above), pledged or hypothecated in any way; shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any of the Options contrary to the provisions hereof; and any levy of any execution, attachment, or similar process upon any of the Options shall be null and void and without effect.

     Executive acknowledges that any transfer of an Option that is permitted by the preceding paragraph may be a taxable event to the extent required by applicable tax law, to the extent of any consideration received by Executive, or any obligation of Executive that is satisfied, in connection with such transfer.

     4.8 ADJUSTMENT. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Options, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to such transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares, issuance of additional shares without the Employer's receipt of fair consideration in cash or property (as determined by the Board pursuant to applicable law), or any other change in the Common Stock that would have a similar effect, the number of shares of Common Stock then subject to the Options shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase prices of the Options and the shares of Common Stock issuable pursuant to each of the Options shall be equitably adjusted as and to the extent appropriate, in the discretion of the Board, to provide Executive with the same relative rights before and after such adjustment.

     4.9 ADDITIONAL CONDITION. Notwithstanding anything in this Agreement to the contrary:

          (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of the issuance of any shares of Common Stock pursuant to an Option, require Executive, as a condition to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and

          (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     4.10 WITHHOLDING.

          (a) The Company shall have the right to withhold from any payments made under this Agreement, or to collect as a condition of payment, any taxes required by law to be withheld. At any time when Executive is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the issuance of Common Stock upon exercise of an Option, Executive may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the shares of Common Stock to be issued having a value up to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date").

          (b) Each Election must be made prior to the Tax Date. The Company may disapprove of any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

          (c) An Election must comply with all of the requirements of the 1934 Act .

     4.11 DEFINITION OF FAIR MARKET VALUE. Whenever "Fair Market Value" of Common Stock shall be determined for purposes of this Article 4, it shall be equal to the average trading price per share of Common Stock in the public market during a period of twenty (20) consecutive trading days, based on the average closing price for those days; provided, however, that if no Company Stock is traded on any trading day in such 20-day period, the closing price per share for that day shall be deemed to be the closing price per share on the last day on which Company Stock was traded.

     4.12 GENERAL. The Company shall at all times during the respective terms of the Options reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this
Article 4.

                           ARTICLE 5
                       EARLY TERMINATION

     5.1 EARLY TERMINATION. Subject to the respective continuing obligations of the parties under Articles 6 and 7, this Article 5 sets forth the terms for early termination of Executive's employment under this Agreement before any Change in Control occurs.

     5.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement for Cause. For purposes of this Agreement, "Cause" means any of the following, with respect to Executive's position of employment with the
Company:

          (a) an act or acts of personal dishonesty by Executive that is or are intended to result in substantial personal enrichment of Executive at the material expense of the Company;

          (b)  repeated violations by Executive of his obligations under
     Section 2.2 (for reasons other than his Disability), which violations are demonstrably willful and deliberate on Executive's part and are not remedied within a reasonable period after Executive's receipt of notice of such violations from the Company; or

          (c) the willful engaging by Executive in illegal conduct that is materially and demonstrably injurious to the Company.

     For purposes of this Section 5.2, no act, or failure to act, on Executive's part shall be considered "dishonest" "willful" or "deliberate" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in or not opposed to, the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Furthermore, the term "Cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

     Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board, at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth above in this Section 5.2 and specifying the particulars thereof in detail. Executive shall not be entitled to vote as a member of the Board on any such resolution.

     5.3 TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment under this Agreement for Good Reason in accordance with the following provisions of this Section 5.3. Termination by Executive for "Good Reason" shall mean termination of employment based on any one or more of the following:

          (a) An adverse involuntary change in Executive's status or position as an executive officer of the Company or as Chairman of the Board, including, without limitation, (i) any adverse change in Executive's status or position as a result of a material diminution in Executive's duties, responsibilities or authority as of the Effective Date (or any status or position to which Executive may be promoted after the date hereof); (ii) the assignment to Executive of any duties or responsibilities that, in Executive's reasonable judgment, are inconsistent with Executive's status or position; or (iv) any removal of Executive from, or any failure to reappoint or reelect Executive to, such positions (except in connection with a termination of Executive's employment for Cause in accordance with Section 5.2 hereof or as a result of his Disability or death in accordance with Section 5.4 hereof);

          (b) A reduction by the Company in Executive's Base Salary as in effect as of the Effective Date or as the same may be increased from time to time; or a change in the eligibility requirements or performance criteria under any Plan under which Executive is covered as of the Effective Date, which adversely affects Executive and is not substantially cured as provided in Section 3.2;

          (c) Without replacement (as provided in Section 3.2) by a Plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any Plan in which Executive is participating as of the Effective Date or the taking of any action by the Company that would adversely affect Executive's participation or materially reduce Executive's benefits under any Plan;

          (d) The taking of any action by the Company that would materially adversely affect the physical conditions existing as of the Effective Date in or under which Executive performs his employment duties;

          (e) The Company's requiring Executive to be based anywhere other than where Executive's office is located as of the Effective Date, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations that Executive undertook on behalf of the Company as of the Effective Date;

          (f) The failure by the Company to obtain from any Successor an assumption of this Agreement as contemplated by Section 8.2;

          (g) Any purported termination by the Company of this Agreement or the employment of the Executive, that is not expressly authorized by this Agreement; or any breach of this Agreement by the Company other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within a reasonable period after the Company's receipt of notice thereof from the Executive; or

          (h) Any refusal by the Company to continue to allow Executive to attend to matters or engage in activities not directly related to the business of the Company that, prior to the Effective Date or any time thereafter but prior to such refusal, Executive was permitted by the Board to attend to or engage in.

     5.4 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. The Term, and Executive's employment under this Agreement, shall end in the event of Executive's death or Disability, as the applicable Date of Termination.

     5.5 TERMINATION BY MUTUAL AGREEMENT. The parties may terminate Executive's employment under this Agreement at any time by mutual written agreement; and the Term shall end as of such Date of Termination.

     5.6 NOTICE OF TERMINATION; DATE OF TERMINATION; EMPLOYMENT OFFER.

          (a) For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any purported termination by the Company or by Executive pursuant to this
     Article 5 (other than his death or a termination by mutual agreement pursuant to Section 5.5) shall be communicated by written Notice of Termination to the other party hereto.

          (b) For purposes of this Agreement, "Date of Termination" shall mean: (i) if Executive's employment is terminated due to death, the last day of the month first following the month during which Executive's death occurs; (ii) if Executive's employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (iii) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (iv) if Executive's employment is terminated by mutual agreement of the parties, the date specified in such agreement; or (v) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either in advance of, or after, receiving such Notice of Termination; provided, however, if within thirty (30) calendar days after giving of a Notice of Termination the recipient of the Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties, by final and binding arbitration or by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired or no appeal having been perfected). During the pendency of any such dispute and until the dispute is resolved in the manner provided in the immediately preceding sentence, the Company will continue to pay Executive all compensation and benefits to which he was entitled pursuant to Articles 3 and 4 immediately prior to the time the Notice of Termination is given.

     If this Agreement is terminated other than by reason of (a) the expiration of the original 5-year Term; (b) Executive's Disability or death;
(c) Executive's termination for Cause pursuant to Section 5.2, which termination for Cause has been agreed to by Executive or has been determined in a proceeding as provided in Section 8.3 to have been proper; or (d) by mutual agreement of the parties pursuant to Section 5.5, Executive may, but shall not be required to, not later than ten (10) days after the Date of Termination, provide a written offer of continued employment with the

Company in accordance with the terms of this Agreement which terms shall, in the case of a termination by Executive for Good Reason pursuant to Section 5.3, include the Company taking any such steps as way be necessary to eliminate in a manner reasonably satisfactory to Executive any conditions which created the Good Reason for such termination. Within ten (10) days of its receipt of such offer, the Company shall provide Executive with a written acceptance or rejection of such offer. Failure of the Company to so accept or reject such offer within such period shall be deemed to be a rejection of such offer. The parties hereby acknowledge that Executive's failure to provide such offer to the Company shall in no way impair, affect or constitute a waiver of Executive's right to enforce the Company's obligations under this Agreement; and the Company shall not assert such failure as a defense in any action or proceeding by Executive to enforce the Company's obligation under this Agreement.

     5.7 COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

          (a) During any period that Executive fails to perform Executive's duties hereunder as a result of his incapacity due to physical or mental illness included in the definition of Disability, Executive shall continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and any Plan through Executive's Date of Termination, including without limitation any unpaid balance of his Deferred Employment Bonus under Section 3.7.

          (b) If Executive's employment under this Agreement is terminated on account of Disability or death, the Company shall, within five (5) calendar days following the Date of Termination, pay any amounts due to Executive for Base Salary through the Date of Termination, together with any other unpaid and pro rata amounts to which Executive is entitled as of the Date of Termination pursuant to Articles 3 and 4, including without limitation (i) any amounts which Executive is entitled under any Plan in accordance with the terms of such Plan, (ii) a pro rata portion (prorated through the Date of Termination) of any annual or long-term bonus or incentive payments (for performance periods in effect at the Date of Termination) to which Executive would have been entitled had Executive remained continuously employed through the end of such performance periods and continued to perform Executive's duties in the same manner as performed immediately prior to the Executive's death or Disability and
     (iii) any unpaid balance of his Deferred Employment Bonus under Section
     3.7.

          (c) If Executive's employment under this Agreement is terminated by the Company for Cause or by Executive for other than Good Reason, the Company shall pay Executive his Base Salary through the Date of Termination, any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan and any unpaid balance of his Deferred Employment Bonus under Section 3.7. The Company shall also pay any retirement benefits to which Executive is or becomes entitled under any Plan or otherwise under Section 3.2.

          (d) If Executive's employment under this Agreement is terminated by the mutual agreement of the parties under Section 5.5, the Company shall provide Executive with the compensation benefits described in paragraph
     (b) of this Section 5.7, except as otherwise specified in that agreement.

          (e) If, in breach of this Agreement, the Company terminates Executive's employment hereunder (it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or if Executive terminates his employment hereunder for Good Reason during the unexpired original 5-year Term, unless earlier terminated pursuant to Section 5.4 or Section 5.5, the Company shall, as damages for such breach:

            (i)    make the payments described in paragraph (b) of this
          Section 5.7;

            (ii)   continue to pay any amounts due to Executive for Base
          Salary in accordance with Section 3.1, at the annual rate in effect thereunder immediately prior to the Date of Termination (but determined without regard to any purported reduction in Base Salary which gave rise to such termination of employment) in the same manner as if Executive had remained continuously employed for a period of twenty-four (24) months after the Date of Termination;

            (iii) cause Executive's continued participation in all Plans in accordance with Section 3.2, as if Executive remained continuously employed with the Company throughout the 24-month period described above for all purposes, including without limitation all grants, awards, accruals and vesting thereunder; provided, that, if such continued participation is not permissible under applicable law, the Company shall at its sole cost and expense provide Executive with benefits substantially similar to those to which Executive would have been entitled for such period under those Plans in which Executive's continued participation is not permissible;

            (iv) continue to (A) provide Executive with paid vacation in accordance with Article 3; (B) bear business expenses of Executive in accordance with Article 3, with respect to matters reasonably undertaken by Executive on behalf of the Company; (C) provide Executive with the automobile allowance described in Article 3; and
          (D) provide Executive with offices and facilities in accordance with
          Article 3 and in the same manner as if Executive had remained continuously employed throughout the 24-month period described above; and

            (v) pay any retirement and death benefits to which Executive is or became entitled pursuant to Section 3.2, without regard to whether any such compensation or benefits referred to in clauses (i) through
          (iv) of this subparagraph (e) constitute excess parachute payments for purposes of section 280G of the Code.

          (f) Executive shall not be required to mitigate the Company's payment obligations under this Section 5.7 by making any efforts to secure other employment for which Executive is reasonably qualified by education, experience or background; provided, however that if, during any 24-month period in which Executive is entitled to receive his Base Salary under paragraph (e)(ii) of this Section 5.7, Executive commences substantially full-time employment with any other employer, the Company's obligation to make such Base Salary payments shall be reduced to the extent of any compensation earned by Executive from the other employer for such period, regardless of when such compensation is payable. If Executive accepts any such employment during any such period, he shall provide to the Company written documentation of his compensation from each new employer for such period and, if he does not do so, such compensation shall be presumed to exceed his Base Salary for the period of such employment.

                           ARTICLE 6
                       CHANGE IN CONTROL

     6.1 DEFINITIONS RELATING TO A CHANGE IN CONTROL. The following terms shall have the meanings set forth below; unless the context clearly requires otherwise:

          (a) "Beneficial Ownership" by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial Ownership of an equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership.

          (b) "Change in Control" of the Company shall mean that any of the following has occurred:

            (i) any person (as defined in sections 3 (a)(9) and 13(d)(3) of the 1934 Act) becomes entitled to Beneficial Ownership, directly or indirectly, of twenty-five percent (25%) or more of combined voting power of the Company's outstanding equity securities then entitled to vote for directors; provided, however, that if any such person is now entitled to Beneficial Ownership of twenty-five percent (25%) or more of such voting power as of the date of execution of this Agreement, the present existence of such ownership shall not constitute a "Change in Control" unless such person changes in identity or composition or the same person becomes entitled to Beneficial Ownership, directly or indirectly, of fifty percent (50%) of such voting power;

            (ii) the occurrence, within any twelve (12) month period during the Term, of a change in the Board with the result that the Incumbent Members no longer constitute a majority of the Board;

            (iii) the shareholders of the Company approve an agreement to merge or consolidate with or into another corporation, but only if such transaction results in an immediate change in the Board as described in clause (ii); and, if the Board does not so change, the resulting entity shall be deemed a Successor and shall thereafter be liable for all of the Company's obligations hereunder; or

            (iv) an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

          (c) "Incumbent Members," with respect to any period, shall mean the members of the Board on the date immediately preceding the commencement of such period; provided, however, that any person becoming a member of the Board during such period whose election or nomination for election was supported by a majority of the Board members who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members with respect to such period.

          (d) "Change in Control Termination" shall mean that a Change in Control of the Company has occurred, and either of the following events also occurs within the period beginning six (6) months immediately before such Change in Control and ending two (2) years after such Change in
     Control: (i) the Company terminates the Executive's employment or this Agreement for any reason other than for Cause, his death or his Disability (it being understood that a purported termination for Disability or for Cause that is finally determined not to have been proper shall not be a termination for Disability or for Cause); or (ii) Executive terminates his employment for Good Reason, and any termination by Executive of his employment for any reason during the thirty (30) day period immediately following such Change in Control shall be deemed to be for Good Reason.

     6.2 BENEFITS UPON A CHANGE IN CONTROL TERMINATION.    If a Change in
Control Termination occurs with respect to Executive, he shall be entitled to the following benefits; provided, however, that to the extent he has already received the same type of benefits under Article 5 as a result of his Change in Control Termination, his benefits under this Section 6.2 shall be reduced to prevent duplication of benefits hereunder:

          (a) all of the payments and benefits that Executive would have been entitled to receive if the Change in Control Termination were described in
     Section 5.7(e), except that in lieu of any further Base Salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive an amount equal to the product of (i) the sum of
     (A) Executive's annual Base Salary in effect as of the Date of Termination and (B) the amount that otherwise would be earned under any executive compensation Plan in which Executive is then participating for the year in which occurs such Date of Termination, assuming all such funds under such Plan had been earned, multiplied by (ii) the number 2.99; such payment to be made in a lump sum on or before the fifth calendar day following the Date of Termination;

          (b) for a period of not less than twenty-four (24) months following Executive's Date of Termination, the Company will reimburse Executive for all reasonable expenses incurred by him (but not including any arrangement by which Executive prepays expenses for a period of greater than thirty
     (30) days) in seeking employment with another employer, including the fees of a reputable out placement organization;

          (c) as of the date of the Change in Control Termination, all of Executive's Options granted under Section 4.1 shall become entirely vested and immediately exercisable, notwithstanding any contrary provisions of
     Section 4.3, except to the extent any of the Options has already become vested, been exercised or expired according to the terms of this Agreement;

          (d) if the payments provided under paragraph (b) above in lieu of continuing Base Salary (the "Contract Payment") or any other portion of the Total Payments (as defined in paragraph (i) below) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay Executive on or before the fifth calendar day following the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Contract Payment and such other Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph (d), shall be equal to the Contract Payment and such other Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and determining the amount of such Excise Tax, the following rules shall apply:

            (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its Successors, any person whose actions resulted in a Change in Control or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change in Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (together with the Contract Payment, the "Total Payments") shall be treated as "parachute payments" within the meaning of section 280G(b) (2) of the Code; and all "excess parachute payments" within the meaning of section 280G(b) (1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive the Total Payments (in whole or in part) do not constitute such parachute payments, or such excess parachute payments (in whole or in part) represent "reasonable compensation" for services actually rendered within the meaning of section 280G(b)(4) of the Code either in their entirety or in excess of the "base amount" within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

            (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(l) (after applying paragraph (i) above); and

            (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

          For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder as of the Date of Termination, Executive shall repay to the Company (at the time that the amount of such reduction in Excise Tax is finally determined) the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the applicable rate provided in section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder as of the Date of Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-up Payment in respect of such excess at the time that the amount of such excess is finally determined.

     Executive shall not be required to mitigate the Company's payment obligations under this Section 6.2 by making any efforts to secure other employment for which Executive is reasonably qualified by education, experience or background; and Executive's commencement of employment with another employer shall not reduce the obligations of the Company pursuant to this Section 6.2.

                           ARTICLE 7
            CONFIDENTIAL INFORMATION AND COMPETITION

     7.1 CONFIDENTIAL INFORMATION. Executive shall not, during the Term or subsequent to the termination of Executive's employment under this Agreement, use or disclose, other than in connection with Executive's employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 7.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information.

     The obligations under this Section 7.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.

     7.2 NON-COMPETITION. Subject to Sections 7.3 and 7.4, Executive agrees that, during the Term and for a period of one (1) year following his termination of Company employment for any reason, Executive will not directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee or consultant of any other corporation or any partnership, limited liability company, firm or other business entity, engage in any business or commercial activity in competition with any part of the Company's business as conducted during the Term or as of Executive's Date of Termination or with any part of the Company's contemplated business with respect to which Executive has Confidential Information governed by Section
7.1. For purposes of this paragraph, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

     7.3 COMPETITION AFTER EARLY TERMINATION. Notwithstanding Section 7.2, if Executive's employment terminates under circumstances which entitle him to receive damages for breach of this Agreement pursuant to Section 5.7(e) or benefits under Section 6.2, and the Company fails to provide Executive with any compensation or benefits due him pursuant to Section 5.7(e) or Section
6.2 and does not remedy such failure within ten (10) days after receipt of notice of such failure from Executive, the restrictions set forth in Section
7.2 shall cease to apply to Executive for the remainder of the period to which such restrictions would otherwise apply, notwithstanding any subsequent remedy of such failure by the Company.

     7.4 OPTION TO REVISE. At its sole option, the Company may, by written notice given to Executive within thirty (30) days after his Date of Termination, waive or limit the time and/or geographic area in which Executive is prohibited from engaging in competitive activity under Section 7.2.

                           ARTICLE 8
                       GENERAL PROVISIONS

     8.1 NO ADEQUATE REMEDY. Notwithstanding Sections 5.7 and 6.2, the parties declare that it is impossible to accurately measure in money the damages which wilt accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party institutes any action or proceeding to enforce the provisions hereof, other than a claim by Executive for a payment pursuant to Section 5.7 or 6.2, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

     8.2 SUCCESSORS AND ASSIGNS.

          (a) For purposes of this Agreement, "Successor" shall mean any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), or substantially all of the Company and/or the Company's business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

          (b) This Agreement shall be binding upon and inure to the benefit of any Successor of the Company and each Subsidiary, and any such Successor shall absolutely and unconditionally assume all of the Company's and any Subsidiary's obligations hereunder. Upon Executive's written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of their obligations under this Agreement. Failure to obtain such assent at least three (3) business days prior to the time a person or entity becomes a Successor (or where the Company does not have at least three (3) business days advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) shall constitute Good Reason for termination by Executive of employment pursuant to Section 5.3.

          (c) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and any assignees permitted hereunder. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devise, legatee or other designee or, if there be no such designee, to Executive's estate. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of the Company.

     8.3 DISPUTES. Any dispute, controversy or claim for damages arising under or in connection with this Agreement shall, in Executive's sole discretion, be settled exclusively by such judicial remedies as Executive may seek to pursue or by arbitration in Minneapolis, Minnesota by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (as then in effect for expedited proceedings). Notwithstanding the foregoing, no disputant shall be required to seek arbitration regarding any cause of action that would entitle such disputant to injunctive relief. Each of the disputants shall be entitled to present evidence and argument to the arbitrators. The arbitrators shall have the right only to interpret and apply the provisions of this Agreement (including other applicable agreements) and may not change any of such provisions. The arbitrators shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrators.

     The determination of the arbitrator shall be conclusive and binding upon the parties and judgment may be entered on the arbitrators' award by any court having competent jurisdiction thereof; provided, however; that Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses, including attorney's fees, arising in connection with any arbitration proceeding pursuant to this Section 8.3. The Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article 7.

     8.4 LITIGATION EXPENSE. If any party is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys' fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator's decision at the rate of ten percent (10%) or, if less, the maximum rate permitted by law.

     8.5 NO OFFSETS. In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly any indebtedness or liability of Executive to the company.

     8.6 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received:
(a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

     8.7 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. When used herein, the terms "Article" and "Section" mean an Article or Section of this Agreement, except as otherwise stated.

     8.8 GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

     8.9 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     8.10 WAIVER.   No failure on the part of either party to exercise, and
no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     8.11 MODIFICATION. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

     8.12 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

     8.13 SURVIVAL. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend
(a) beyond the termination of Executive's employment hereunder, including without limitation Sections 3.2 (relating to any Plan benefits), 5.7 (relating to severance compensation) and Section 6.2 (relating to effects of a Change in Control); or (b) beyond the termination of this Agreement, including, without limitation Article 7 (relating to confidential information and non-competition), shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.

    [The balance of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered on the day and year first above written, but effective retroactively as of the Effective Date.

     COMPANY:                 GREENTREE SOFTWARE, INC.


                              By  /s/ Brad Markowitz
                                 ------------------------------
                              Its   Director
                                  -----------------------------

     Company's Address:       7901 Flying Cloud Drive, Suite 150
                              Eden Prairie, Minnesota 55344


     EXECUTIVE:                  /s/ Joseph D. Mooney, Sr.
                              ---------------------------------
                                   Joseph D. Mooney, Sr.

     Executive's Address:     4100 Lotus Drive
                              Minnetrista, Minnesota 55331

     COMPANY:                 GREENTREE SOFTWARE, INC.


                              By  /s/ Jeff B. Pinkerton
                                 ------------------------------
                                   Jeff B. Pinkerton

                              Its   President
                                  -----------------------------